Exhibit 3.36

No. W00161993 Date: 10/15/1997

IOWA

SECRETARY OF STATE

490 DP-000210690
OHI (IOWA), INC.

ACKNOWLEDGMENT OF DOCUMENT FILED

        The Secretary of State acknowledges receipt of the following document:

          Articles of Incorporation

        The document was filed on October 15, 1997, at 09:07 AM, to be effective as of October 15, 1997, at 09:07 AM.

        The amount of $50.00 was received in full payment of the filing fee.

[STATE OF IOWA SEAL SECRETARY OF STATE]	/s/ PAUL D. PATE Secretary of State

ARTICLES OF INCORPORATION

OF

OHI (IOWA), INC.

ARTICLE I

Name of Corporation,

        The name of the corporation is OHI (Iowa), Inc.

ARTICLE II

Duration

        The corporation's existence shall begin on the date the Secretary of State of Iowa issues a certificate of incorporation and shall exist for a perpetual period.

ARTICLE III

Purposes and Powers

        The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful businesses for which corporations may be organized under the Iowa Business Corporation Act.

ARTICLE IV

Stock

        The number of shares which the corporation is authorized to issue is one thousand (1,000) shares of Common Stock of no par value, consisting of a single class, and of a single series.

ARTICLE V

Registered Office and Agent

        The address of the initial registered office of the corporation is 2222 Grand Avenue, Des Moines, Iowa, 50312 and the name of the initial registered agent at such address is CT Corporation System.

ARTICLE VI

Limitation of Liability of Directors

        A Director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the duty of the Director of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Director derived an improper personal benefit, or (iv) under Section 490.833(1) of the Iowa Business Corporation Act for assenting to or voting-for an unlawful distribution.

ARTICLE VII

Incorporator

        The name and address of the Incorporator is Cynthia A. Moore, 525 North Woodward Avenue, Suite 2000, Bloomfield Hills, Michigan 48304.

ARTICLE VIII

Voting Rights

        Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The cumulative method of voting shall not be allowed in the election of Directors.

ARTICLE IX

Preemptive Rights

        The Shareholders shall not have preemptive rights to acquire shares of the corporation.

ARTICLE X

Bylaws

        Bylaws may be adopted for the corporation by the Board of Directors and/or by the Shareholders in lawful and proper meeting assembled. Any and all Bylaws adopted by the Shareholders shall be superior to and shall prevail over Bylaws adopted by the Board of Directors.

ARTICLE XI

Quorum

        A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the Shareholders. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. If a quorum exists, action on a matter is approved if a majority of the votes actually cast favors the action, unless the vote of a greater number is required by the Iowa Business Corporation Act.

ARTICLE XII

SEAL

        The corporation shall have no seal.

        Dated at Bloomfield Hills, Michigan, this 14th day of October, 1997.

/s/ CYNTHIA A. MOORE Cynthia A. Moore 525 North Woodward Avenue Suite 2000 Bloomfield Hills, Michigan 48304

FILED IOWA SECRETARY OF STATE 10/15/97 9:08 AM W161993